UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Date of report)	November 1, 2007
(Date of earliest event reported)	November 1, 2007
Northern Border Pipeline Company
(Exact name of registrant as specified in its charter)

Texas	333-88577	74-2684967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
13710 FNB Parkway, Omaha, Nebraska
(Address of principal executive offices)
68154-5200
(Zip code)
(402) 492-7300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 Results of Operations and Financial Condition.
The information disclosed under Item 7.01 below is incorporated herein by reference.
ITEM 7.01 Regulation FD Disclosure.
Our summarized operating and financial information for the three and nine months ended September 30, 2007 and 2006 and as of September 30, 2007 and December 31, 2006 is as follows:

	Three months ended September 30		Nine months ended September 30
(unaudited)	2007	2006	2007	2006

Operating Results
Gas delivered (million cubic feet)	214,283	212,942	601,484	603,940
Average throughput (million cubic feet per day)	2,396	2,379	2,260	2,269
Financial Results (millions of U.S. dollars)
Operating revenue, net	79.7	80.3	228.0	231.5
Operating expenses
Operations and maintenance	13.9	13.8	38.7	35.9
Depreciation and amortization	15.1	14.6	45.6	44.0
Taxes other than income	7.7	8.2	23.0	24.2

Total operating expenses	36.7	36.6	107.3	104.1

Operating income	43.0	43.7	120.7	127.4
Interest expense, net	10.8	10.8	32.4	32.5
Other income, net	0.5	0.8	1.5	1.5

Net income	32.7	33.7	89.8	96.4

Capital Expenditures(millions of U.S. dollars)

Maintenance	0.2	(0.4)	7.4	6.7
Growth	—	0.6	—	10.3

	September 30,	December 31,
	2007	2006
Summary Balance Sheet Data(millions of U.S. dollars)	(unaudited)	(unaudited)

Total assets	1,520.7	1,544.7

Current liabilities and deferred credits and other	58.3	49.8
Long-term debt (including current maturities and notes payable)	609.3	619.8
Partners’ capital	853.9	874.1
Accumulated other comprehensive income (loss)	(0.8)	1.0

Total liabilities and partners’ equity	1,520.7	1,544.7

Our net income in the third quarter of 2007 decreased $1.0 million compared to the same period last year. The decrease to our net income was due primarily to lower revenues, decreased other income and increased operating expenses. Total operating revenues decreased $0.6 million in the current period as compared to the third quarter of 2006. Revenues decreased primarily due to the reduction of long-term rates effective January 1, 2007, an increase in volumes sold at a discount and decreased demand for other transportation services. The revenue decrease was partially offset by a reduction to net revenue in the third quarter of 2006 due to an increase in our provision for billings subject to refund related to revenue recorded in second quarter 2006. The increase to our provision for billings subject to refund was made to reflect the filed settlement of our rate case. The remaining decrease to net income of $0.4 million for the third quarter of 2007 as compared with the same period last year was due to increased depreciation and amortization, increased operations and maintenance expense and decreased other income, partially offset by decreased taxes other than income.
Our average contracted capacity was 96 percent and 97 percent of design capacity for the nine months ended September 30, 2007 and 2006, respectively. At September 30, 2007, substantially all of our design capacity was contracted on a firm basis for the fourth quarter of 2007.
FORWARD-LOOKING STATEMENTS
The statements in this Form 8-K report that are not historical information, including statements concerning plans and objectives of management for future operations, economic performance or related assumptions, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Although we believe that our expectations regarding future events are based on reasonable assumptions, we can give no assurance that our goals will be achieved:
•	performance of contractual obligations by our customers;
Our risks are described under Part II, Item 1A, “Risk Factors,” in our quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, and under Part I, Item 1A, “Risk Factors,” in our annual report on Form 10-K for the year ended December 31, 2006. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.”
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Northern Border Pipeline Company
By: TransCanada Northern Border Inc., Operator

Date: November 1, 2007	By:	/s/ Patricia M. Wiederholt

Patricia M. Wiederholt
Principal Financial Officer and Controller

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